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                                                Exhibit 99.4

              AMENDMENT NO. 3 TO MANAGEMENT AGREEMENT


     AMENDMENT NO. 3 (the "Amendment") to the MANAGEMENT AGREEMENT, dated as of September 29, 1988 (the "Agreement"), made by and among the Thomas H. Lee Company, a Massachusetts sole proprietorship owned by Thomas H. Lee with its principal place of business at One Boston Place, Boston, Massachusetts (the "Consultant"), and Stanley Holding Corporation, a Delaware corporation ("Holding"), Stanley Acquisition Corporation, a Delaware corporation ("Acquisition") and Interiors Acquisition Corporation, a Delaware corporation ("Interiors") as amended by Amendment No. 1 thereto dated as of November 1, 1996 and Amendment No. 2 thereto dated as of November 13, 1996 is entered into as of June 27, 1997 between the Consultant and Stanley Furniture Company, Inc., a Delaware corporation and successor to Holding, Acquisition and Interiors (the "Company").

     The Fund and certain other stockholders of the Company (the "Selling Stockholders") desire to sell shares of common stock, $.02 par value, of the Company (the "Shares") to the Company and the Company desires to purchase such Shares pursuant to a Stock Purchase Agreement to be entered between the Selling Stockholders and the Company (the "Stock Purchase Agreement"). The Consultant and the Company desire to amend the Agreement as set forth below in connection with the execution of the Stock Repurchase Agreement and the transactions contemplated thereby.

     The parties hereby agree to amend the Agreement as follows:

1. Effective as of the later of July 1, 1997 or the Closing Date pursuant to the Stock Purchase Agreement, Section 5(b) of the Agreement shall be amended by deleting "One Hundred Eighty Thousand Dollars ($180,000)" and by inserting "Ninety Thousand Dollars ($90,000)" in its place.

2. Except as expressly set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Agreement.

3. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers as of the day and year first above written.

                               THOMAS H. LEE COMPANY



                               By:  s/C. Hunter Boll
                                    Name:
                                    Title:


                               STANLEY FURNITURE COMPANY, INC.



                               By:  s/Albert L. Prillaman
                                    Albert L. Prillaman
                                    President